UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 20, 2005

PPG Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-01687	25-0730780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-434-3131

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 20, 2005, the Officers-Directors Compensation Committee (the "ODCC") of the Board of Directors of PPG Industries, Inc. (the "Company") approved a 2006 annual retainer of $150,000 for each non-employee member of the Company’s Board of Directors (the "2006 Retainer"). The 2006 Retainer will provide compensation for services rendered as a director during the one-year period commencing on the date of the 2006 Annual Meeting of Shareholders and will consist of $90,000 in cash and a grant of restricted stock units ("RSUs") with an aggregate fair market value on the date of grant of approximately $60,000. The number of RSUs granted to each non-employee director will be calculated by dividing $60,000 by the closing price of the Company’s common stock, par value $1.66 2/3 per share (the "Common Stock"), as reported on the New York Stock Exchange Composite Tape on the date of grant, rounded to the nearest whole number. The ODCC also approved an additional $15,000 fee payable to the Chairperson of the Audit Committee of the Board of Directors and an additional $10,000 fee payable to the Chairpersons of the Nominating and Governance, Officers-Directors Compensation and Investment Committees of the Board of Directors. These committee Chairperson fees will provide additional compensation for services rendered as a Chairperson of each applicable committee during the one-year period commencing on the date of the 2006 Annual Meeting of Shareholders.

The RSUs granted to each non-employee director as part of the 2006 Retainer will, except as described below, vest three years following the date of grant and will be forfeited if (i) a director does not remain a director of the Company for at least one year following the date of grant or (ii) a director separates from service as a director pursuant to a request of the Board of Directors on or before the date that is three years following the date of grant. If a director remains a director of the Company for one year following the date of grant and thereafter, but prior to the three year vesting date of the RSUs, separates from service as a director other than pursuant to a request of the Board of Directors of the Company, including by reason of death or disability, the vesting date of the RSUs will be automatically accelerated to the date of such separation from service.

Each RSU will, upon vesting, entitle the holder thereof to receive one share of the Company’s Common Stock, subject to adjustment under certain limited circumstances involving stock splits, stock dividends or similar changes in the number of outstanding shares of the Company’s common stock. Each RSU will, from and after the date of grant and unless and until forfeited, also entitle the holder thereof to a non-forfeitable dividend equivalent payment in cash, on each date that an actual dividend is paid on a share of the Company’s Common Stock, of an amount equal to the amount of such actual dividend. If a director elects to defer his or her RSUs, as described below, such dividend equivalent payments will be credited to the director’s account under the PPG Industries, Inc. Deferred Compensation Plan for Directors (the "Directors Deferred Compensation Plan") as additional Common Stock Equivalents (as defined in the Directors Deferred Compensation Plan).

A director may elect to defer, in whole or in part, his or her 2006 Retainer and committee Chairperson fees pursuant to the terms of the Directors Deferred Compensation Plan. If a director elects to defer any cash portion of his or her director compensation, the director will be credited under the Directors Deferred Compensation Plan with that number of Common Stock Equivalents (as defined in the Directors Deferred Compensation Plan) obtained by dividing the aggregate amount of any deferred cash portion of the 2006 Retainer and committee Chairperson fees by the closing price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, on the effective date of such deferral. In addition, if a director elects to defer RSUs, the director will be credited under the Directors Deferred Compensation Plan on the effective date of such deferral with that number of Common Stock Equivalents (as defined in the Directors Deferred Compensation Plan) equal to the number of RSUs deferred. Pursuant to the terms of the Directors Deferred Compensation Plan, a director will earn Dividend Equivalents (as defined in the Directors Deferred Compensation Plan) on each Common Stock Equivalent held in the Directors Deferred Compensation Plan.

The ODCC also approved the amendment of the PPG Industries, Inc. Stock Plan (the "Stock Plan") to permit the grant of RSUs. However, as the maximum number of shares of Restricted Stock (as defined in the Stock Plan) that may be issued under the Stock Plan is limited to 250,000 shares, the Stock Plan, as amended, will provide that the combined maximum number of RSUs and shares of Restricted Stock (as defined in the Stock Plan) that may be granted under the Stock Plan, including grants made prior to the effective date of the amendment of the Stock Plan, will likewise be limited to 250,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG Industries, Inc.

July 22, 2005	By:	James C. Diggs

Name: James C. Diggs
Title: Senior Vice President, General Counsel & Secretary